UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

CS Disco, Inc.

(Name of Issuer)

Common stock, $0.005 par value per share

(Title of Class of Securities)

126327105

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126327105

1.	Names of Reporting Persons LiveOak Venture Partners 1A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,889,700 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 4,889,700 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,889,700 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.5% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by LiveOak Venture Partners 1A, L.P. (“LVP IA”), LOVP SBIC Management Services, L.L.C. (“SBIC GP”), LiveOak Venture Partners I, L.P. (“LVP I”), LiveOak I Co-Invest L.P. (“LICI”), LiveOak I Co-Invest II L.P. (“LICI II”), LOVP Upper Tier GP I, LLC (“LOVPUT GP I”), LiveOak I Co-Invest IV LP (“LICI IV”), LiveOak Co-Invest GP, LLC (“LICI GP”), Krishna Srinivasan (“Srinivasan”), and Venu Shamapant (“Shamapant” and, with LVP IA, SBIC GP, LVP I, LICI, LICI II, LOVPUT GP I, LICI IV, LICI GP and Srinivasan, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Shares are held by LVP IA. SBIC GP is the general partner of LVP 1A. As Managing Members of SBIC GP, Srinivasan and Shamapant share voting and investment authority over the shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons LOVP SBIC Management Services, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,889,700 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 4,889,700 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,889,700 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.5% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 4,889,700 shares held directly by LVP IA. SBIC GP is the general partner of LVP 1A. As Managing Members of SBIC GP, Srinivasan and Shamapant share voting and investment authority over the shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the SEC on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons LiveOak Venture Partners I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,712,857 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,712,857 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,712,857 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.0% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Shares are held by LVP I. LOVP GP I, L.P. (“LOVP GP I”) is the general partner of LVP I and LOVPUT GP I is the general partner of LOVP GP I. As Managing Members of LOVPUT GP I, Srinivasan and Shamapant share voting and investment authority over the shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the SEC on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons LiveOak I Co-Invest L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 561,314 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 561,314 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 561,314 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Shares are held by LICI. LOVP TDA GP, LP (“LOVP TDA GP”) is the general partner of LICI and LOVPUT GP I is the general partner of LOVP TDA GP. As Managing Members of LOVPUT GP I, Srinivasan and Shamapant share voting and investment authority over these shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons LiveOak I Co-Invest II L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 768,058 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 768,058 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 768,058 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Shares are held by LICI II. LOVP TDA GP is the general partner of LICI II and LOVPUT GP I is the general partner of LOVP TDA GP. As Managing Members of LOVPUT GP I, Srinivasan and Shamapant share voting and investment authority over these shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons LOVP Upper Tier GP I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,042,229 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,042,229 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,042,229 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.3% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,712,857 shares held by LVP I, (ii) 561,314 held by LICI; and (iii) 768,058 shares held by LICI II. LOVP GP I is the general partner of LVP I and LOVP TDA GP is the general partner of each of LICI and LICI II. LOVPUT GP I is the general partner of each of LOVP GP I and LOVP TDA GP. As Managing Members of LOVPUT GP I, Srinivasan and Shamapant share voting and investment authority over these shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons LiveOak I Co-Invest IV LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 172,940 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 172,940 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 172,940 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Shares are held by LICI IV. LICI GP is the general partner of LICI IV. As Managing Members of LICI GP, Srinivasan and Shamapant share voting and investment authority over these shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons LiveOak Co-Invest GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 172,940 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 172,940 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 172,940 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 172,940 shares held by LICI IV. LICI GP is the general partner of LICI IV. As Managing Members of LICI GP, Srinivasan and Shamapant share voting and investment authority over these shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons Krishna Srinivasan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 8,104,869 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 8,104,869 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,104,869 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,889,700 shares held by LVP IA; (ii) 1,712,857 shares held by LVP I; (iii) 561,314 held by LICI; (iv) 768,058 shares held by LICI II; and (v) 172,940 shares held by LICI IV.. SBIC GP is the general partner of LVP 1A; LOVP GP I is the general partner of LVP I; LOVP TDA GP is the general partner of each of LICI and LICI II; and LICI GP is the general partner of LICI IV. LOVPUT GP I is the general partner of each of LOVP GP I and LOVP TDA GP. As a Managing Member of each of SBIC GP, LOVPUT GP I and LICI GP, Srinivasan shares voting and investment authority over the shares held by LVP IA, LVP I, LICI, LICI II and LICI IV.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

CUSIP No. 126327105

1.	Names of Reporting Persons Venu Shamapant

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 8,104,869 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 8,104,869 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,104,869 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 14.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,889,700 shares held by LVP IA; (ii) 1,712,857 shares held by LVP I; (iii) 561,314 held by LICI; (iv) 768,058 shares held by LICI II; and (v) 172,940 shares held by LICI IV. SBIC GP is the general partner of LVP 1A; LOVP GP I is the general partner of LVP I; LOVP TDA GP is the general partner of each of LICI and LICI II; and LICI GP is the general partner of LICI IV. LOVPUT GP I is the general partner of each of LOVP GP I and LOVP TDA GP. As a Managing Member of each of SBIC GP, LOVPUT GP I and LICI GP, Shamapant shares voting and investment authority over these shares.
(3)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

Item 1.
(a)	Name of Issuer CS Disco, Inc.
(b)	Address of Issuer’s Principal Executive Offices 3700 N. Capital of Texas Hwy. Suite 150 Austin, Texas 78746

Item 2.
(a)

Name of Person Filing

LiveOak Venture Partners 1A, L.P. (“LVP IA”)

LOVP SBIC Management Services, L.L.C. (“SBIC GP”)

LiveOak Venture Partners I, L.P. (“"LVP I”)

LiveOak I Co-Invest L.P. (“LICI”)

LiveOak I Co-Invest II L.P. (“LICI II”)

LOVP Upper Tier GP I, LLC (“LOVPUT GP I”)

LiveOak I Co-Invest IV LP (“LICI IV”)

LiveOak Co-Invest GP, LLC (“LICI GP”)

Krishna Srinivasan (“Srinivasan”)

Venu Shamapant (“Shamapant”)

(b)	Address of Principal Business Office or, if none, Residence 805 Las Cimas Parkway, Suite 125 Austin, TX 78746
(c)	Citizenship
	Entities:	LVP IA	-	Delaware
		SBIC GP	-	Delaware
		LVP I	-	Delaware
		LICI	-	Delaware
		LICI II	-	Delaware
		LOVPUT GP I	-	Delaware
		LICI IV	-	Delaware
		LICI GP	-	Delaware

	Individuals:	Srinivasan	-	United States of America
		Shamapant	-	United States of America
	(d)	Title of Class of Securities Common Stock, $0.005 par value (“Common Stock”)
	(e)	CUSIP Number 126327105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership

The following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 is provided as December 31, 2021.

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (6)
LVP IA (1)	4,889,700		4,889,700		4,889,700	4,889,700	8.5%
SBIC GP (1)			4,889,700		4,889,700	4,889,700	8.5%
LVP I (2)	1,712,857		1,712,857		1,712,857	1,712,857	3.0%
LICI (3)	561,314		561,314		561,314	561,314	1.0%
LICI II (4)	768,058		768,058		768,058	768,058	1.3%
LOVPUT GP I (2)(3)(4)			3,042,229		3,042,229	3,042,229	5.3%
LICI IV (5)	172,940		172,940		172,940	172,940	0.3%
LICI GP (5)			172,940		172,940	172,940	0.3%
Srinivasan (1)(2)(3)(4)(5)			8,104,869		8,104,869	8,104,869	14.1%
Shamapant (1)(2)(3)(4)(5)			8,104,869		8,104,869	8,104,869	14.1%

(1)	Includes 4,889,700 shares held by LVP IA. SBIC GP is the general partner of LVP 1A. As Managing Members of SBIC GP, Srinivasan and Shamapant, share voting and investment authority over these shares.

(2)	Includes 1,712,857 shares held by LVP I. LOVP GP I is the general partner of LVP I and LOVPUT GP I is the general partner of LOVP GP I. As Managing Members of LOVPUT GP I, Srinivasan and Shamapant, share voting and investment authority over these shares.

(3)	Includes 561,314 held by LICI. LOVP TDA GP is the general partner of LICI and LOVPUT GP I is the general partner of LOVP TDA GP. As Managing Members of LOVPUT GP I, Srinivasan and Shamapant, share voting and investment authority over these shares.

(4)	Includes 768,058 shares held by LICI II. LOVP TDA GP is the general partner of LICI II and LOVPUT GP I is the general partner of LOVP TDA GP. As Managing Members of LOVPUT GP I, Srinivasan and Shamapant, share voting and investment authority over theSE shares.

(5)	Includes 172,940 shares held by LICI IV. LICI GP is the general partner of LICI IV. As Managing Members of LICI GP, Srinivasan and Shamapant, share voting and investment authority over these shares.

(6)	This percentage is calculated based upon 57,624,792 shares of common stock outstanding as of October 31, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2021.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2022

LiveOak Venture Partners 1A, L.P.

By:	LOVP SBIC Management Services, L.L.C.
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LOVP SBIC Management Services, L.L.C.

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak Venture Partners I, L.P.

By:	LOVP GP I, L.P.
its	General Partner

By:	LOVP Upper Tier GP I, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak I Co-Invest L.P.

By:	LOVP TDA GP, LP
its	General Partner

By:	LOVP Upper Tier GP I, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak I Co-Invest II L.P.

By:	LOVP TDA GP, LP
its	General Partner

By:	LOVP Upper Tier GP I, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LOVP Upper Tier GP I, LLC

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak I Co-Invest IV LP

By:	LiveOak Co-Invest GP, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak Co-Invest GP, LLC

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

/s/ Krishna Srinivasan
Krishna Srinivasan

/s/ Venu Shamapant
Venu Shamapant

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of CS Disco, Inc. is filed on behalf of each of us.

Dated: February 9, 2022

LiveOak Venture Partners 1A, L.P.

By:	LOVP SBIC Management Services, L.L.C.
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LOVP SBIC Management Services, L.L.C.

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak Venture Partners I, L.P.

By:	LOVP GP I, L.P.
its	General Partner

By:	LOVP Upper Tier GP I, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak I Co-Invest L.P.

By:	LOVP TDA GP, LP
its	General Partner

By:	LOVP Upper Tier GP I, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak I Co-Invest II L.P.

By:	LOVP TDA GP, LP
its	General Partner

By:	LOVP Upper Tier GP I, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LOVP Upper Tier GP I, LLC

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak I Co-Invest IV LP

By:	LiveOak Co-Invest GP, LLC
its	General Partner

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

LiveOak Co-Invest GP, LLC

By:	/s/ Krishna Srinivasan
Name: Krishna Srinivasan
Title: Managing Member

/s/ Krishna Srinivasan
Krishna Srinivasan

/s/ Venu Shamapant
Venu Shamapant